Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SYSTEMAX INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction Of Incorporation or Organization)	11-3262067 (I.R.S. Employer Identification Number)

11 Harbor Park Drive, Port Washington, NY 11050
(Address of Principal Executive Offices) (Zip Code)

Systemax Inc. 1999 Long-Term Stock Incentive Plan
(Full Title of the Plan)

Curt S. Rush, Esq., Secretary and General Counsel
Systemax Inc.
11 Harbor Park Drive
Port Washington, NY 11050
(Name and Address of Agent For Service)
Telephone Number, Including Area Code for Agent For Service: 516-625-1555

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.01 par value	5,000,000 shares	$6.86	$34,300,000	$2,774.87

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended, based on the average of the high and low price of the common stock on the New York Stock Exchange on December 26, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

           This Registration Statement on Form S-8 of Systemax Inc. a Delaware corporation (the "Registrant"), covers 5,000,000 shares of common stock, par value $.01 per share, of the Registrant (the "Common Stock") which may be issued pursuant to the Systemax Inc. 1999 Long-Term Stock Incentive Plan.

Item 1. Plan Information

           The documents containing the information specified in this Part I will be sent or given to participants, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) under the Securities Act.

Item 2. Registrant Information and Employee Plan Information

(omitted pursuant to procedure described in Item 1 above)

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

           The following documents filed with the Commission by the Registrant (Commission File No. 0-5860) are incorporated herein by reference:

(a)	The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2002;
(b)	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;
(c)	The Registrant's Current Reports on Forms 8-K dated February 28, 2003, May 1, 2003, May 20, 2003, August 12, 2003 and November 12, 2003; and
(d)	The description of the Common Stock which is contained in the Registrant's Registration Statement on Form 8-A, dated June 1, 1995, filed under the Securities Exchange Act of 1934, as amended, including any amendment to such filing or report filed for the purpose of updating such description.

           All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

           Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

          (Not applicable)

Item 5. Interests of Named Experts and Counsel

          (Not applicable)

Item 6. Indemnification of Directors and Officers

           Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Company has adopted an amendment to its Certificate of Incorporation, which eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

           Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the persons seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article Ninth of the Restated Certificate of Incorporation of the Company provides for indemnification of its directors and officers to the fullest extent permitted by Delaware law, which indemnification is considered to be a contract between the Company and such directors and officers. In addition, such article authorizes the Company’s Board of Directors, to provide additional indemnification to such of its officers, employees and agents to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware law.

           The Company currently maintains officers’ and directors’ liability insurance with a policy limit of $20,000,000 insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

Item 7. Exemption from Registration Claimed

           (Not Applicable)

Item 8. Exhibits

Exhibit No.	Description

4.1	Systemax Inc. 1999 Long-Term Stock Incentive Plan*

5.1	Opinion of Stroock & Stroock & Lavan LLP with respect to the shares of Common Stock registered hereunder.*

23.1	Consent of Counsel to be named in the Registration Statement (reference is made to Exhibit 5.1 to this Registration Statement which contains a copy of this Consent).

23.2	Consent of Deloitte & Touche LLP to be named in the Registration Statement.*

24	Powers of Attorney (see signature page)*

__________
*	Filed herewith

Item 9. Undertakings

          (a) The undersigned hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau, State of New York, on the 29th day of December 2003.

SYSTEMAX INC. By:/s/ Richard Leeds Richard Leeds, Chairman of the Board and Chief Executive Officer

           Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below does hereby make, constitute and appoint Richard Lees, Bruce Lees and Robert Leeds and each of them, his true and lawful attorneys and attorney and agents or agent with full power and authority on his behalf to execute and file with the Securities and Exchange Commission any amendment or amendments, including post-effective amendments, to this registration statement, and he does hereby ratify and confirm all his said attorneys or attorney and agents or agent may do or cause to be done by virtue hereof.

Signature                 Title                                  Date
---------                 -----                                  ----

/s/ Richard Leeds         Chairman and Chief Executive           December 29, 2003
Richard Leeds             Officer (Principal Executive
                          Officer) and a Director

/s/ Bruce Leeds           Vice Chairman and President of         December 29, 2003
Bruce Leeds               International Operations and a
                          Director

/s/ Robert Leeds          Vice Chairman and President of         December 29, 2003
Robert Leeds              Domestic Operations and a Director

/s/ Robert Dooley         Senior Vice President-Worldwide        December 29, 2003
Robert Dooley             Computer Sales and Marketing and
                          a Director

/s/ Steven M. Goldschein  Senior Vice President and Chief        December 29, 2003
Steven M. Goldschein      Financial Officer (Principal
                          Financial Officer)

/s/ Michael J. Speiller   Vice President and Controller          December 29, 2003
Michael J. Speiller

/s/ Robert Rosenthal      Director                               December 29, 2003
Robert Rosenthal

/s/ Stacy S. Dick         Director                               December 29, 2003
Stacy S. Dick

/s/ Ann R. Leven          Director                               December 29, 2003
Ann R. Leven

EXHIBIT INDEX

Exhibit Number	Description

4.1	Systemax Inc. 1999 Long-Term Stock Incentive Plan

5.1	Opinion of Stroock & Stroock & Lavan LLP with respect to the shares of Common Stock registered hereunder.

23.2	Consent of Deloitte & Touche LLP to be named in the Registration Statement.